Exhibit 99.1

For more information, contact: Joseph W. Kiley III, President and Chief Executive Officer Rich Jacobson, Executive Vice President and Chief Financial Officer (425) 255-4400

First Financial Northwest, Inc.
Reports Net Income of $2.6 Million or $0.28 per Diluted Share for the Fourth Quarter and
$8.6 Million or $0.88 per Diluted Share for the Year Ended December 31, 2020

Renton, Washington – January 28, 2021 - First Financial Northwest, Inc. (the “Company”) (NASDAQ GS: FFNW), the holding company for First Financial Northwest Bank (the “Bank”), today reported net income for the quarter ended December 31, 2020, of $2.6 million, or $0.28 per diluted share, compared to net income of $2.1 million, or $0.21 per diluted share, for the quarter ended September 30, 2020, and $2.6 million, or $0.26 per diluted share, for the quarter ended December 31, 2019. For the year ended December 31, 2020, net income was $8.6 million, or $0.88 per diluted share, compared to net income of $10.4 million, or $1.03 per diluted share, for the year ended December 31, 2019.

“While 2020 certainly presented significant challenges, it also created many opportunities,” stated Joseph W. Kiley III, President and CEO. “We were able to keep all our offices open and available to our customers throughout the year. Thanks to the efforts of our fantastic team of employees, balances in checking accounts increased by $80.7 million in 2020, allowing us to decrease our balance of higher cost certificates of deposit. Due in large part to our improved deposit mix and the impact of the current low interest rate environment, our cost of funds declined to 1.07% in the quarter ended December 31, 2020, from 1.19% in the quarter ended September 30, 2020, and 1.82% in the quarter ended December 31, 2019. If interest rates remain low, we expect this trend to continue as we have approximately $266 million in certificates of deposit maturing in the next 12 months at a weighted average rate of 1.87%,” continued Kiley.

“In the third quarter of 2015, we embarked on a branch expansion strategy, focused on leasing small, efficient office spaces that provide a presence for our teams of community bankers in each market we serve, with many of these offices staffed with just two to three employees and equipped with cash recycling machines to assist with handling traditional teller work. We have now grown from a single office thrift institution in 2015 to a multi-branch, full-service community bank. We will open our 15th office in Issaquah, Washington, in the first quarter of 2021 and then pause our expansion with a focus on growing relationships and improving efficiency throughout our branch network. As an example of how the Bank has changed, checking account balances now total $199.5 million compared to $38.6 million at June 30, 2015, just prior to the beginning of our branch expansion efforts.  Our strategy remains focused on improving the Bank’s deposit composition from a reliance on certificates of deposit to a more balanced deposit mix, and expanding our network for lending opportunities,” stated Kiley.

“Our lending teams are working closely with our customers and continue to assist borrowers that may require additional support or closer monitoring due to the COVID-19 pandemic. In the fourth quarter, borrowers that had requested an additional COVID-19 related loan deferral or concession were evaluated, ultimately resulting in downgrades in loan classifications on 16 loans totaling approximately

$34.2 million. While these loans remain classified as ‘pass’ credits and the Bank still expects to receive full payment on the loans, including the deferred interest, these downgrades were the primary reason for our provision for loan losses of $600,000 in the quarter ended December 31, 2020, bringing the total provision for the year to $1.9 million, an increase of $2.2 million from the prior year. Nonetheless, our pre-tax, pre-provision income(1) was $12.4 million for the year ended December 31, 2020, a slight change from $12.6 million in 2019, despite the challenges presented in 2020,” concluded Kiley.
(1) Pre-tax, pre-provision income is a non-GAAP financial measure. Refer to Non-GAAP Financial Measures at the end of this press release for a reconciliation to the nearest GAAP equivalent.

Highlights for the quarter and year ended December 31, 2020:
•	Demand deposits increased $80.7 million for the year ended December 31, 2020.
•	The strong growth in retail deposits allowed the Bank to reduce its brokered certificates of deposit by $94.5 million in 2020 to none at December 31, 2020.
•	The Company’s book value per share was $16.05 at December 31, 2020, compared to $15.62 at September 30, 2020, and $15.25 at December 31, 2019.
•	The Company repurchased 544,626 shares during the year at an average price of $10.44 per share, an amount equal to approximately 5.3% of shares outstanding at the beginning of 2020.
•	The Company paid regular quarterly cash dividends to shareholders totaling $0.40 per share for the year.
•
The Bank’s Tier 1 leverage and total capital ratios at December 31, 2020, were 10.3% and 15.6%, respectively, compared to 10.0% and 15.3%, at September 30, 2020, and 10.3% and 14.4% at December 31, 2019.

•
Based on management’s evaluation of the adequacy of the Allowance for Loan and Lease Losses (“ALLL”) and taking into account the estimated future impact of the COVID-19 pandemic, the Bank recorded a $600,000 provision for loan losses during the quarter, bringing the total provision for loan losses to $1.9 million for the year.

Total deposits increased $24.0 million to $1.09 billion at December 31, 2020, from $ 1.07 billion at September 30, 2020, and increased $60.1 million from $1.03 billion at December 31, 2019. Demand deposits increased $6.2 million and certificates of deposit decreased $19.1 million during the quarter, including a $10 million reduction in brokered deposits.

The following table presents a breakdown of our total deposits (unaudited):

	Dec 31, 2020	Sep 30, 2020	Dec 31, 2019	Three Month Change	One Year Change
Deposits:	(Dollars in thousands)
Noninterest-bearing demand	$91,285	$82,376	$52,849	$8,909	$38,436
Interest-bearing demand	108,182	110,856	65,897	(2,674)	42,285
Statement savings	19,221	19,292	17,447	(71)	1,774
Money market	465,369	428,512	377,766	36,857	87,603
Certificates of deposit, retail (1)	409,576	418,646	425,103	(9,070)	(15,527)
Certificates of deposit, brokered	–	10,000	94,472	(10,000)	(94,472)
Total deposits	$1,093,633	$1,069,682	$1,033,534	$23,951	$60,099
(1) Balance of retail certificates of deposit for acquired branches are net of an aggregate fair value adjustment of $12,000 at December 31, 2020, $14,000 at September 30, 2020, and $28,000 at December 31, 2019.

The following tables present an analysis of total deposits by branch office (unaudited):
December 31, 2020
	Noninterest-bearing demand	Interest- bearing demand	Statement savings	Money market	Certificates of deposit, retail	Certificates of deposit, brokered	Total
	(Dollars in thousands)
King County
Renton	$36,932	$47,964	$13,696	$243,940	$325,803	$–	$668,335
Landing	5,300	3,199	22	14,024	8,108	–	30,653
Woodinville	3,054	7,040	688	14,270	9,790	–	34,842
Bothell	2,153	1,760	53	5,502	3,233	–	12,701
Crossroads	6,719	5,249	58	56,836	10,994	–	79,856
Kent (1)	5,047	8,607	–	23,052	1,077	–	37,783
Kirkland (1)	5,205	113	30	3,757	–	–	9,105
Total King County	64,410	73,932	14,547	361,381	359,005	–	873,275

Snohomish County
Mill Creek	3,176	2,765	1,411	14,823	9,289	–	31,464
Edmonds	12,074	13,735	351	30,807	19,989	–	76,956
Clearview	5,367	6,690	1,012	17,902	5,346	–	36,317
Lake Stevens	3,057	7,419	835	14,593	4,669	–	30,573
Smokey Point	2,788	3,237	1,005	21,575	11,278	–	39,883
Total Snohomish County	26,462	33,846	4,614	99,700	50,571	–	215,193

Pierce County
University Place	377	215	15	1,578	–	–	2,185
Gig Harbor	36	189	45	2,710	–	–	2,980
Total Pierce County	413	404	60	4,288	–	–	5,165

Total retail deposits	91,285	108,182	19,221	465,369	409,576	–	1,093,633
Brokered deposits	–	–	–	–	–	–	–
Total deposits	$91,285	$108,182	$19,221	$465,369	$409,576	–	$1,093,633
(1) Kent opened January 31, 2019; Kirkland, November 12, 2019; University Place, March 2, 2020; and Gig Harbor, October 5, 2020.
September 30, 2020
	Noninterest-bearing demand	Interest- bearing demand	Statement savings	Money market	Certificates of deposit, retail	Certificates of deposit, brokered	Total
	(Dollars in thousands)
King County
Renton	$35,066	$47,957	$14,677	$235,680	$335,675	$–	$669,055
Landing	3,209	3,193	37	16,398	8,251	–	31,088
Woodinville	3,086	6,608	703	12,589	8,514	–	31,500
Bothell	2,270	2,104	54	4,675	3,290	–	12,393
Crossroads	6,755	8,085	48	50,304	11,076	–	76,268
Kent (1)	5,452	8,277	–	13,802	1,070	–	28,601
Kirkland (1)	4,534	56	1	2,627	–	–	7,218
Total King County	60,372	76,280	15,520	336,075	367,876	–	856,123

Snohomish County
Mill Creek	3,713	3,236	856	14,695	10,675	–	33,175
Edmonds	5,853	13,865	485	28,229	19,300	–	67,732
Clearview	6,102	6,478	853	18,014	4,881	–	36,328
Lake Stevens	3,264	7,346	703	13,520	4,356	–	29,189
Smokey Point	2,733	3,137	875	16,173	11,558	–	34,476
Total Snohomish County	21,665	34,062	3,772	90,631	50,770	–	200,900

Pierce County
University Place (1)	339	514	–	1,806	–	–	2,659
Total Pierce County	339	514	–	1,806	–	–	2,659

Total retail deposits	82,376	110,856	19,292	428,512	418,646	–	1,059,682
Brokered deposits	–	–	–	–	–	10,000	10,000
Total deposits	$82,376	$110,856	$19,292	$428,512	$418,646	$10,000	$1,069,682
(1) Kent opened January 31, 2019; Kirkland, November 12, 2019; and University Place, March 2, 2020.

Net loans receivable totaled $1.10 billion at December 31, 2020, compared to $1.13 billion at September 30, 2020, and $1.11 billion at December 31, 2019. New commercial loan activity remains muted as many borrowers are focused on maintaining their existing loans in lieu of seeking out new opportunities. The average balance of net loans receivable totaled $1.13 billion for the quarter ended December 31, 2020, compared to $1.14 billion for the quarter ended September 30, 2020, and $1.09 billion for the quarter ended December 31, 2019. For the year ended December 31, 2020, the average balance of net loans receivable was $1.12 billion, compared to $1.06 billion for the year ended December 31, 2019.

The Company recorded a $600,000 provision for loan losses in the quarter ended December 31, 2020, compared to a $700,000 provision for loan losses in the quarter ended September 30, 2020, and no provision for loan losses in the quarter ended December 31, 2019. The provision in the quarter ended December 31, 2020, was primarily due to risk rating downgrades on $34.2 million in commercial real estate loans, as any relationship that requested an additional loan payment deferral and demonstrated other weaknesses received additional scrutiny. Somewhat offsetting this impact, net loans receivable declined by $33.4 million during the quarter. The provision in the quarter ended September 30, 2020, was primarily attributed to loan downgrades during the quarter, including the downgrade of $26.8 million in commercial real estate loans. Strong loan portfolio quality metrics and credit upgrades for certain loan relationships resulted in no provision for loan losses in the quarter ended December 31, 2019. For the year ended December 31, 2020, the provision for loan losses totaled $1.9 million, compared to a recapture of provision for loan losses of $300,000 for the year ended December 31, 2019.

The ALLL represented 1.36% of total loans receivable at December 31, 2020, compared to 1.27% of total loans receivable at September 30, 2020, and 1.18% of total loans receivable at December 31, 2019. Excluding Paycheck Protection Program (“PPP”) loan balances, which are 100% guaranteed by the Small Business Administration (“SBA”), the ALLL represented 1.41% of total loans receivable at December 31, 2020, compared to 1.33% of total loans receivable at September 30, 2020. The ALLL as a percent of total loans excluding PPP loans is a non-GAAP financial measure. See Non-GAAP Financial Measures at the end of this press release for a reconciliation to its nearest GAAP equivalent. Nonperforming loans are comprised of a single $2.1 million multifamily loan in foreclosure at both December 31, 2020, and September 30, 2020, and were $95,000 at December 31, 2019. Based on an impairment analysis and ongoing monitoring, the Company does not expect to incur a loss on this multifamily loan. OREO also remained unchanged at $454,000 at December 31, 2020, September 30, 2020, and December 31, 2019.

The following table presents a breakdown of our nonperforming assets (unaudited):

	Dec 31,	Sep 30,	Dec 31,	Three Month		One Year
	2020	2020	2019	Change		Change
	(Dollars in thousands)
Nonperforming loans:
One-to-four family residential	$ ─	$ ─	$95	$	─	$(95)
Multifamily	2,104	2,104	─		─	2,104
Total nonperforming loans	2,104	2,104	95		─	2,009

Other real estate owned (“OREO”)	454	454	454		─	─

Total nonperforming assets (1)	$2,558	$2,558	$549	$	─	$2,009

Nonperforming assets as a
percent of total assets	0.18%	0.19%	0.04%
(1) The difference between nonperforming assets reported above, and the totals reported by other industry sources, is due to their inclusion of all Troubled Debt Restructured Loans ("TDRs") as nonperforming loans, although 100% of the Bank’s TDRs were performing in accordance with their restructured terms at December 31, 2020.

The Company accounts for certain loan modifications or restructurings as TDRs. In general, the modification or restructuring of a debt is considered a TDR if, for economic or legal reasons related to the borrower’s financial difficulties, the Company grants a concession to the borrower that it would not otherwise consider. At December 31, 2020, TDRs totaled $3.9 million, compared to $4.1 million at September 30, 2020, and $5.2 million at December 31, 2019. All TDRs were performing according to their modified repayment terms for the periods presented. As discussed further below, The Coronavirus Aid, Relief, and Economic Security Act of 2020 (“CARES Act”), signed into law on March 27, 2020, provided guidance around the modification of loans as a result of the COVID‑19 pandemic, which outlined, among other criteria, that short-term modifications made on a good faith basis to borrowers who were current as defined under the CARES Act prior to any relief, are not TDRs. The recently enacted Consolidated Appropriations Act, 2021 provides additional COVID relief, including, among other things, additional PPP funding of $284.5 billion and extends TDR relief to the earlier of 60 days after the national emergency termination date or January 1, 2022.

Net interest income totaled $10.7 million for the quarter ended December 31, 2020, compared to $10.1 million for the quarter ended September 30, 2020, and $9.7 million for the quarter ended December 31, 2019. The $562,000 increase in the quarter ended December 31, 2020, was due primarily to higher loan related fees including a $187,000 increase in net deferred fee recognition relating to the forgiveness of PPP loans.  For the year ended December 31, 2020, net interest income totaled $40.5 million, compared to $38.9 million for the year ended December 31, 2019, due to changes in the average balances in net loans receivable to $1.12 million in 2020 compared to $1.06 million in 2019, and reductions in the cost of interest‑bearing liabilities that declined to 1.41% for the year ended December 31, 2020, from 1.92% for the year ended December 31, 2019.

Total interest income was $13.8 million for the quarter ended December 31, 2020, compared to $13.7 million for the quarter ended September 30, 2020, and $15.0 million for the quarter ended December 31, 2019. For the year ended December 31, 2020, interest income totaled $56.1 million, compared to $59.6 million for the prior year. The increase in the current quarter compared to the quarter ended September 30, 2020, was primarily due to the recognition of deferred fees on PPP loans, as noted above.

Total interest expense was $3.2 million for the quarter ended December 31, 2020, compared to $3.6 million for the quarter ended September 30, 2020, and $5.3 million for the quarter ended December 31, 2019. The average cost of interest-bearing deposits declined to 1.12% for the quarter ended December 31, 2020, compared to 1.27% for the quarter ended September 30, 2020, and 1.94% for the quarter ended December 31, 2019. The decline from the quarter ended September 30, 2020, was due primarily to a reduced level of brokered deposits and retail certificates of deposits, along with lower rates paid on the Bank’s other interest‑bearing deposit balances. During the quarter ended December 31, 2020, the Bank redeemed its remaining $10.0 million in callable brokered certificates of deposit with an average coupon of 1.475%, resulting in the recognition of $60,000 in unamortized fees in the quarter, compared to $20,000 in unamortized fees related to a $5.0 million redemption in the quarter ended September 30, 2020. Advances from the FHLB remained unchanged at $120.0 million at December 31, 2020 and September 30, 2020, compared to $137.7 million at December 31, 2019, and were comprised of short-term FHLB advances tied to cash flow hedge agreements utilized to assist in the Bank’s interest rate risk management efforts. The average cost of borrowings was 1.40% for the quarter ended December 31, 2020, compared to 1.28% for the quarter ended September 30, 2020, and 1.66% for the quarter ended December 31, 2019. For the year ended December 31, 2020, total interest expense declined to $15.6 million, compared to $20.7 million for the year ended December 31, 2019, due to the significant reduction in short term interest rates following decreases in the federal funds target rates in 2020 in response to COVID-19.

The net interest margin was 3.29% for the quarter ended December 31, 2020, compared to 3.07% for the quarter ended September 30, 2020, and 3.09% for the quarter ended December 31, 2019. The expansion in the net interest margin is due primarily to the 12 basis point reduction in the Company’s cost of interest‑bearing liabilities during the quarter to 1.15%, compared to 1.27% in the quarter ended September 30, 2020. The 10‑basis point increase in the yield on interest earning assets to 4.26% in the quarter ended December 31, 2020, from 4.16% in the quarter ended September 30, 2020, was impacted favorably by the quarter over quarter increase in net deferred fee recognition on PPP loans, with deferred fees totaling $420,000 recognized in the quarter ended December 31, 2020, compared to $232,000 in the quarter ended September 30, 2020. At December 31, 2020, the net balance of deferred fees relating to PPP loans totaled $1.0 million, which will be recognized in future periods.

Noninterest income for the quarter ended December 31, 2020, totaled $1.7 million, compared to $1.0 million for the quarter ended September 30, 2020, and $1.5 million for the quarter ended December 31, 2019. The increase in noninterest income for the quarter ended December 31, 2020, compared to the quarter ended September 30, 2020, was primarily due to a $706,000 increase in loan related fees, including an increase of $411,000 in swap related fees and an increase of $202,000 in prepayment penalty income. For the year ended December 31, 2020, noninterest income increased to $4.4 million, from $4.1 million for the year ended December 31, 2019, due primarily to an increase in loan related fees.

Noninterest expense totaled $8.4 million for the quarter ended December 31, 2020, compared to $7.9 million for the quarter ended September 30, 2020, and $8.0 million in the quarter ended December 31, 2019. Salaries and employee benefits for the quarter ended December 31, 2020, increased $266,000 compared to the quarter ended September 30, 2020, due primarily to accruals for employee incentives, based in large part on successful deposit growth, earned in 2020. Occupancy and equipment expenses increased $160,000 in the quarter ended December 31, 2020, compared to the quarter ended September 30, 2020, due primarily to expenses relating to our branch expansion efforts. Noninterest expense totaled $32.5 million for the year ended December 31, 2020, compared to $30.4 million in 2019. The increase in noninterest expense year over year was due primarily to increases in salaries and employee benefits, occupancy and equipment, and data processing expenses relating to the Company’s growth.

As a result of ongoing efforts to identify operational efficiencies and to align with near-term growth expectations, the Bank eliminated eight full-time positions in mid-January 2021, representing approximately 6% of its employee base.

COVID-19 Related Information

The Bank is committed to assisting its customers and communities in response to the COVID-19 pandemic, including providing certain short-term loan modifications. In addition, the Bank is participating in the PPP as an SBA lender. The Bank continues to take the steps necessary while working with its loan customers to effectively manage the portfolio through the ongoing uncertainty surrounding the duration, impact and government response to the crisis.

Paycheck Protection Program
The SBA provides assistance to small businesses impacted by COVID-19 through the PPP, which was designed to provide near-term relief to help small businesses sustain operations. The deadline for PPP loan applications to the SBA under the original PPP was August 8, 2020. Under this program, as of December 31, 2020, there were 372 PPP loans outstanding totaling $41.3 million, down from 462 PPP loans totaling $52.0 million as of September 30, 2020, and $51.7 million representing 455 loans as of June 30, 2020. A total of 307, or more than 82%, of the remaining loans at December 31, 2020, are for loan amounts of $150,000 or less and represent $13.5 million of the total, of which 199 loans, representing $3.6 million, are for loan amounts of $50,000 or less. As of December 31, 2020, a total of 146 PPP loans totaling $11.2 million had been approved for forgiveness under the SBA program. Recent legislation reopened the PPP through March 31, 2021, by authorizing $284.5 billion in funding for eligible small businesses and nonprofits. In January, the Bank began accepting and processing loan applications under this second PPP program.

Modifications
The primary method of relief is to allow the borrower to defer their loan payments for three to six months, while certain borrowers are allowed to pay interest only or have payment deferrals for periods longer than six months depending upon their specific circumstances. The CARES Act and regulatory guidelines suspend the determination of certain loan modifications related to the COVID‑19 pandemic from being treated as TDRs. Recent legislation extended this accounting treatment through the earlier of 60 days after the national emergency termination date or January 1, 2022. The following table provides detail on the balance of loans remaining on deferral status as of December 31, 2020:

	As of December 31, 2020
	Balance of loans with modifications of 4-6 months	Balance of loans with modifications of greater than 6 months	Total balance of loans with modifications granted	Total loans	Modifications as % of total loans in each category
	(Dollars in thousands)
One-to-four family residential	$745	$1,027	$1,772	$381,960	0.5%
Multifamily	-	2,347	2,347	136,694	1.7

Commercial real estate:
Office	-	-	-	84,311	-
Retail	-	3,972	3,972	114,117	3.5
Mobile home park	-	-	-	28,094	-
Hotel/motel	-	30,501	30,501	69,304	44.0
Nursing home	-	6,368	6,368	12,868	49.5
Warehouse	-	-	-	17,484	-
Storage	-	-	-	33,671	-
Other non-residential	-	-	-	25,416	-
Total commercial real estate	-	40,841	40,841	385,265	10.6

Construction/land	-	-	-	92,207	-

Business:
Aircraft	-	-	-	10,811	-
SBA	-	-	-	928	-
PPP	-	-	-	41,251	-
Other business	-	-	-	27,673	-
Total business	-	-	-	80,663	-

Consumer:
Classic/collectible auto	-	190	190	29,359	0.6
Other consumer	-	-	-	11,262	-
Total consumer	-	190	190	40,621	0.5

Total loans with COVID‑19 pandemic modifications	$745	$44,405	$45,150	$1,117,410	4.0%

Total loans with modifications granted were $45.2 million, or 4.0% of total loans outstanding, at December 31, 2020, down from $65.5 million, or 5.7% of total loans outstanding at September 30, 2020, and $132.1 million, or 11.4% of total loans outstanding, at June 30, 2020. As of December 31, 2020, $44.4 million in loans had been granted modifications of greater than six months, of which $30.5 million were for loans in the hotel/motel category.

Additional Loan Portfolio Details
The Bank is monitoring its loan portfolio for delinquent loans that have not requested modification qualifying under the CARES Act or regulatory guidance. The following table presents the loan to value (“LTV”) ratios of select segments of our loan portfolio at December 31, 2020, that may be more likely to be impacted by COVID-19 pandemic considerations. The LTV ratio is derived by dividing the current loan balance by the lower of the original appraised value or purchase price of the real estate or other collateral:

	As of December 31, 2020
	LTV 0-60%	LTV 61-75%	LTV 76%+	Total	Average LTV
Category: (1)	(Dollars in thousands)
One-to-four family	$236,286	$147,465	$31,605	$415,356	40.07%
Church	1,372	-	-	1,372	46.39
Classic/collectible auto	5,006	11,776	12,577	29,359	67.56
Gas station	3,507	-	508	4,015	51.02
Hotel / motel	58,532	10,772	-	69,304	59.59
Marina	7,781	-	-	7,781	37.88
Mobile home park	20,054	7,665	375	28,094	39.71
Nursing home	12,868	-	-	12,868	20.87
Office	59,808	24,108	4,303	88,219	46.81
Other non-residential	9,971	2,277	-	12,248	42.85
Retail	77,733	36,384	-	114,117	49.89
Storage	24,378	11,169	-	35,547	44.05
Warehouse	15,577	1,907	-	17,484	43.63
(1) Represents select segments of loans that may include construction loans; classifications may differ from those used elsewhere in this release because they are based on type of collateral rather than loan category.

First Financial Northwest, Inc. is the parent company of First Financial Northwest Bank; an FDIC insured Washington State-chartered commercial bank headquartered in Renton, Washington, serving the Puget Sound Region through 14 full-service banking offices. For additional information about us, please visit our website at ffnwb.com and click on the “Investor Relations” link at the bottom of the page.

Forward-looking statements:
When used in this press release and in other documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “believe,” “will,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events many of which are inherently uncertain and outside of our control. Actual results may differ, possibly materially from those currently expected or projected in these forward-looking statements. Factors that could cause our actual results to differ materially from those described in the forward-looking statements, include, but are not limited to, the following: the effect of the COVID-19 pandemic, including on our credit quality and business operations, as well as its impact on general economic and financial market conditions and other uncertainties resulting from the COVID‑19 pandemic, such as the extent and duration of the impact on public health, the U.S. and global economies, and consumer and corporate customers, including economic activity, employment levels and market liquidity; increased competitive pressures; changes in the interest rate environment; legislative and regulatory changes; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission – that are available on our website at www.ffnwb.com and on the SEC's website at www.sec.gov.

Any of the forward-looking statements that we make in this Press Release and in the other public statements are based upon management's beliefs and assumptions at the time they are made and may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for 2021 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, us and could negatively affect our operating and stock performance.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Dollars in thousands, except share data)
(Unaudited)

Assets	Dec 31, 2020	Sep 30, 2020	Dec 31, 2019	Three Month Change	One Year Change

Cash on hand and in banks	$7,995	$7,440	$10,094	7.5%	(20.8)%
Interest-earning deposits with banks	72,494	18,674	12,896	288.2	462.1
Investments available-for-sale, at fair value	127,551	126,020	136,601	1.2	(6.6)
Annuity held-to-maturity	2,418	2,406	-	0.5	n/a
Loans receivable, net of allowance of $15,174, $14,568, and $13,218 respectively	1,100,582	1,133,984	1,108,462	(2.9)	(0.7)
Federal Home Loan Bank ("FHLB") stock, at cost	6,410	6,410	7,009	0.0	(8.5)
Accrued interest receivable	5,508	5,676	4,138	(3.0)	33.1
Deferred tax assets, net	1,641	1,879	1,501	(12.7)	9.3
Other real estate owned ("OREO")	454	454	454	0.0	0.0
Premises and equipment, net	22,579	22,409	22,466	0.8	0.5
Bank owned life insurance ("BOLI")	33,034	32,830	31,982	0.6	3.3
Prepaid expenses and other assets	1,643	1,704	2,216	(3.6)	(25.9)
Right of use asset ("ROU")	3,647	3,834	2,209	(4.9)	65.1
Goodwill	889	889	889	0.0	0.0
Core deposit intangible	824	860	968	(4.2)	(14.9)
Total assets	$1,387,669	$1,365,469	$1,341,885	1.6	3.4

Liabilities and Stockholders' Equity

Deposits
Noninterest-bearing deposits	91,285	82,376	52,849	10.8	72.7
Interest-bearing deposits	1,002,348	987,306	980,685	1.5	2.2
Total deposits	1,093,633	1,069,682	1,033,534	2.2	5.8
Advances from the FHLB	120,000	120,000	137,700	0.0	(12.9)
Advance payments from borrowers for taxes and insurance	2,498	4,742	2,921	(47.3)	(14.5)
Lease liability	3,783	3,942	2,279	(4.0)	66.0
Accrued interest payable	211	197	285	7.1	(26.0)
Other liabilities	11,242	12,128	8,847	(7.3)	27.1
Total liabilities	1,231,367	1,210,691	1,185,566	1.7	3.9

Commitments and contingencies

Stockholders' Equity
Preferred stock, $0.01 par value; authorized 10,000,000 shares; no shares issued or
outstanding	$-	$-	$-	n/a	n/a
Common stock, $0.01 par value; authorized 90,000,000 shares; issued and outstanding
9,736,875 shares at December 31, 2020, 9,911,607 shares at September 30, 2020,
and 10,252,953 shares at December 31, 2019	97	99	103	(2.0)	(5.8)
Additional paid-in capital	82,095	83,839	87,370	(2.1)	(6.0)
Retained earnings	78,003	76,300	73,321	2.2	6.4
Accumulated other comprehensive loss, net of tax	(1,918)	(3,203)	(1,371)	(40.1)	39.9
Unearned Employee Stock Ownership Plan ("ESOP") shares	(1,975)	(2,257)	(3,104)	(12.5)	(36.4)
Total stockholders' equity	156,302	154,778	156,319	1.0	(0.0)
Total liabilities and stockholders' equity	$1,387,669	$1,365,469	$1,341,885	1.6%	3.4%

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Income Statements
(Dollars in thousands, except share data)
(Unaudited)

	Quarter Ended
	Dec 31, 2020	Sep 30, 2020	Dec 31, 2019	Three Month Change	One Year Change
Interest income
Loans, including fees	$13,042	$12,847	$13,852	1.5%	(5.8)%
Investments available-for-sale	707	751	995	(5.9)	(28.9)
Investments held-to-maturity	6	6	-	0.0	n/a
Interest-earning deposits with banks	7	8	47	(12.5)	(85.1)
Dividends on FHLB Stock	81	82	72	(1.2)	12.5
Total interest income	13,843	13,694	14,966	1.1	(7.5)
Interest expense
Deposits	2,767	3,206	4,807	(13.7)	(42.4)
FHLB advances and other borrowings	426	400	461	6.5	(7.6)
Total interest expense	3,193	3,606	5,268	(11.5)	(39.4)
Net interest income	10,650	10,088	9,698	5.6	9.8
Provision for loan losses	600	700	-	(14.3)	n/a
Net interest income after provision for loan losses	10,050	9,388	9,698	7.1	3.6

Noninterest income
Net gain on sale of investments	-	18	71	(100.0)	(100.0)
BOLI income	204	269	301	(24.2)	(32.2)
Wealth management revenue	170	145	177	17.2	(4.0)
Deposit related fees	195	201	178	(3.0)	9.6
Loan related fees	1,082	376	782	187.8	38.4
Other	3	2	14	50.0	(78.6)
Total noninterest income	1,654	1,011	1,523	63.6	8.6

Noninterest expense
Salaries and employee benefits	5,146	4,880	5,048	5.5	1.9
Occupancy and equipment	1,147	987	1,024	16.2	12.0
Professional fees	450	371	428	21.3	5.1
Data processing	711	731	638	(2.7)	11.4
OREO related expenses, net	1	1	1	0.0	0.0
Regulatory assessments	142	134	21	6.0	576.2
Insurance and bond premiums	106	116	87	(8.6)	21.8
Marketing	64	41	59	56.1	8.5
Other general and administrative	668	606	665	10.2	0.5
Total noninterest expense	8,435	7,867	7,971	7.2	5.8
Income before federal income tax provision	3,269	2,532	3,250	29.1	0.6
Federal income tax provision	622	450	635	38.2	(2.0)
Net income	$2,647	$2,082	$2,615	27.1%	1.2%

Basic earnings per share	$0.28	$0.22	$0.26
Diluted earnings per share	$0.28	$0.21	$0.26
Weighted average number of common shares outstanding	9,573,950	9,661,498	9,934,768
Weighted average number of diluted shares outstanding	9,603,493	9,675,567	10,032,979

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Income Statements
(Dollars in thousands, except share data)
(Unaudited)

	Year Ended December 31
	2020	2019	2018	One Year Change	Two Year Change

Interest income
Loans, including fees	$52,546	$54,636	$51,127	(3.8)%	2.8%
Investments available-for-sale	3,173	4,329	4,126	(26.7)	(23.1)
Investments held-to-maturity	23	-	-	n/a	n/a
Interest-earning deposits with banks	52	293	202	(82.3)	(74.3)
Dividends on FHLB Stock	320	362	458	(11.6)	(30.1)
Total interest income	56,114	59,620	55,913	(5.9)	0.4
Interest expense
Deposits	14,005	17,996	11,218	(22.2)	24.8
FHLB advances	1,640	2,716	3,520	(39.6)	(53.4)
Total interest expense	15,645	20,712	14,738	(24.5)	6.2
Net interest income	40,469	38,908	41,175	4.0	(1.7)
Provision (recapture of provision) for loan losses	1,900	(300)	(4,000)	(733.3)	(147.5)
Net interest income after provision (recapture of provision) for loan losses	38,569	39,208	45,175	(1.6)	(14.6)

Noninterest income
Net gain (loss) on sale of investments	86	151	(20)	(43.0)	(530.0)
BOLI	982	994	814	(1.2)	20.6
Wealth management revenue	663	879	611	(24.6)	8.5
Deposit accounts related fees	755	733	681	3.0	10.9
Loan related fees	1,947	1,344	768	44.9	153.5
Other	9	40	24	(77.5)	(62.5)
Total noninterest income	4,442	4,141	2,878	7.3	54.3

Noninterest expense
Salaries and employee benefits	20,039	19,595	19,302	2.3	3.8
Occupancy and equipment	4,237	3,712	3,283	14.1	29.1
Professional fees	1,707	1,690	1,538	1.0	11.0
Data processing	2,822	2,031	1,392	38.9	102.7
OREO related expenses, net	9	34	7	(73.5)	28.6
Regulatory assessments	547	307	502	78.2	9.0
Insurance and bond premiums	445	375	443	18.7	0.5
Marketing	197	339	344	(41.9)	(42.7)
Other general and administrative	2,510	2,335	2,650	7.5	(5.3)
Total noninterest expense	32,513	30,418	29,461	6.9	10.4
Income before federal income tax provision	10,498	12,931	18,592	(18.8)	(43.5)
Federal income tax provision	1,942	2,562	3,693	(24.2)	(47.4)
Net income	$8,556	$10,369	$14,899	(17.5)%	(42.6)%

Basic earnings per share	$0.88	$1.04	$1.44
Diluted earnings per share	$0.88	$1.03	$1.43
Weighted average number of common shares outstanding	9,734,493	9,976,056	10,306,835
Weighted average number of diluted shares outstanding	9,758,644	10,075,906	10,424,187

The following table presents a breakdown of the loan portfolio (unaudited):
	December 31, 2020		September 30, 2020		December 31, 2019
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Commercial real estate:
Residential:
Micro-unit apartments	$11,366	1.0%	$11,422	1.0%	$13,809	1.2%
Other multifamily	125,328	11.2	131,197	11.4	159,106	14.2
Total multifamily residential	136,694	12.2	142,619	12.4	172,915	15.4

Non-residential:
Office	84,311	7.5	81,566	7.1	100,744	9.0
Retail	114,117	10.2	121,338	10.6	133,094	11.8
Mobile home park	28,094	2.5	25,510	2.2	26,099	2.3
Hotel / motel	69,304	6.2	69,157	6.0	42,971	3.8
Nursing Home	12,868	1.2	12,868	1.1	11,831	1.1
Warehouse	17,484	1.6	17,512	1.5	17,595	1.6
Storage	33,671	3.0	36,093	3.1	37,190	3.3
Other non-residential	25,416	2.3	25,724	2.3	25,628	2.3
Total non-residential	385,265	34.5	389,768	33.9	395,152	35.2

Construction/land:
One-to-four family residential	33,396	3.0	45,231	4.0	44,491	4.0
Multifamily	51,215	4.6	47,547	4.1	40,954	3.6
Commercial	5,783	0.5	5,475	0.5	19,550	1.7
Land development	1,813	0.2	1,345	0.1	8,670	0.8
Total construction/land	92,207	8.3	99,598	8.7	113,665	10.1

One-to-four family residential:
Permanent owner occupied	206,323	18.5	214,250	18.6	210,898	18.8
Permanent non-owner occupied	175,637	15.7	177,621	15.4	161,630	14.4
Total one-to-four family residential	381,960	34.2	391,871	34.0	372,528	33.2

Business
Aircraft	10,811	0.9	11,735	1.0	14,012	1.3
Small Business Administration ("SBA")	928	0.1	819	0.1	362	0.0
Paycheck Protection Plan ("PPP")	41,251	3.7	52,045	4.5	-	0.0
Other business	27,673	2.5	21,181	1.8	23,405	2.1
Total business	80,663	7.2	85,780	7.4	37,779	3.4

Consumer
Classic/collectible auto	29,359	2.6	27,784	2.4	18,454	1.7
Other consumer	11,262	1.0	13,061	1.2	11,745	1.0
Total consumer	40,621	3.6	40,845	3.6	30,199	2.7

Total loans	1,117,410	100.0%	1,150,481	100.0%	1,122,238	100.0%
Less:
Deferred loan fees, net	1,654		1,929		558
ALLL	15,174		14,568		13,218
Loans receivable, net	$1,100,582		$1,133,984		$1,108,462

Concentrations of credit: (1)
Construction loans as % of total capital	61.6%		68.4%		81.9%
Total non-owner occupied commercial real estate as % of total capital	390.1%		407.1%		449.7%
(1) Concentrations of credit percentages are for First Financial Northwest Bank only using classifications in accordance with FDIC regulatory guidelines.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Key Financial Measures
(Unaudited)

	At or For the Quarter Ended
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
	2020	2020	2020	2020	2019
	(Dollars in thousands, except per share data)
Performance Ratios: (1)
Return on assets	0.77%	0.60%	0.63%	0.51%	0.79%
Return on equity	6.76	5.34	5.59	4.30	6.64
Dividend payout ratio	35.71	45.45	45.45	58.82	34.62
Equity-to-assets ratio	11.26	11.34	10.86	11.50	11.65
Tangible equity ratio (2)	11.15	11.22	10.74	11.38	11.53
Net interest margin	3.29	3.07	3.12	3.11	3.09
Average interest-earning assets to average interest-bearing liabilities	116.42	116.08	115.96	113.78	113.50
Efficiency ratio	68.55	70.88	73.18	77.60	71.04
Noninterest expense as a percent of average total assets	2.46	2.26	2.33	2.51	2.40
Book value per common share	$16.05	$15.62	$15.32	$15.03	$15.25
Tangible book value per share	15.88	15.44	15.14	14.85	15.07

Capital Ratios: (3)
Tier 1 leverage ratio	10.29%	10.03%	10.02%	10.25%	10.27%
Common equity tier 1 capital ratio	14.32	14.01	13.70	13.42	13.13
Tier 1 capital ratio	14.32	14.01	13.70	13.42	13.13
Total capital ratio	15.57	15.26	14.95	14.67	14.38

Asset Quality Ratios:
Nonperforming loans as a percent of total loans	0.19%	0.18%	0.19%	0.20%	0.01%
Nonperforming assets as a percent of total assets	0.18	0.19	0.19	0.20	0.04
ALLL as a percent of total loans	1.36	1.27	1.20	1.22	1.18
Net (recoveries) charge-offs to average loans receivable, net	(0.00)	(0.00)	(0.00)	(0.00)	(0.01)

Allowance for Loan Losses:
ALLL, beginning of the quarter	$14,568	$13,836	$13,530	$13,218	$13,161
Provision (Recapture of provision)	600	700	300	300	-
Charge-offs	(2)	-	-	-	-
Recoveries	8	32	6	12	57
ALLL, end of the quarter	$15,174	$14,568	$13,836	$13,530	$13,218
(1) Performance ratios are calculated on an annualized basis.
(2) Tangible equity ratio and tangible book value per share are non-GAAP financial measures. Refer to Non-GAAP Financial Measures at the end of this press release for a reconciliation to the nearest GAAP equivalents.
(3) Capital ratios are for First Financial Northwest Bank only.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Key Financial Measures (continued)
(Unaudited)

	At or For the Quarter Ended
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
	2020	2020	2020	2020	2019
	(Dollars in thousands)
Yields and Costs: (1)
Yield on loans	4.61%	4.49%	4.72%	4.94%	5.05%
Yield on investments available-for-sale	2.21	2.32	2.41	2.72	2.85
Yield on investments held-to-maturity	0.99	0.99	1.52	0.00	0.00
Yield on interest-earning deposits	0.11	0.10	0.10	1.18	1.61
Yield on FHLB stock	4.99	4.95	4.84	4.62	4.84
Yield on interest-earning assets	4.26%	4.16%	4.37%	4.67%	4.78%

Cost of interest-bearing deposits	1.12%	1.27%	1.49%	1.81%	1.94%
Cost of borrowings	1.40	1.28	1.08	1.48	1.66
Cost of interest-bearing liabilities	1.15%	1.27%	1.44%	1.77%	1.91%

Cost of total deposits	1.03%	1.18%	1.38%	1.72%	1.84%
Cost of funds	1.07	1.19	1.34	1.69	1.82

Average Balances:
Loans	$1,126,554	$1,137,742	$1,122,913	$1,096,091	$1,087,558
Investments available-for-sale	127,456	128,885	133,038	135,765	138,331
Investments held-to-maturity	2,410	2,399	2,378	2,061	-
Interest-earning deposits	26,092	32,701	30,989	10,555	11,572
FHLB stock	6,459	6,592	6,736	6,615	5,897
Total interest-earning assets	$1,288,971	$1,308,319	$1,296,054	$1,251,087	$1,243,358

Interest-bearing deposits	$985,945	$1,002,518	$989,549	$970,062	$985,532
Borrowings	121,218	124,543	128,154	127,707	109,895
Total interest-bearing liabilities	1,107,163	1,127,061	1,117,703	1,097,769	1,095,427
Noninterest-bearing deposits	83,719	81,694	82,750	53,199	50,951
Total deposits and borrowings	$1,190,882	$1,208,755	$1,200,453	$1,150,968	$1,146,378

Average assets	$1,366,061	$1,383,736	$1,371,269	$1,324,845	$1,317,586
Average stockholders' equity	155,765	154,988	154,115	157,492	156,147
(1) Yields and costs are annualized.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Key Financial Measures (continued)
(Unaudited)

	At or For the Year Ended December 31,
	2020	2019	2018	2017	2016
		(Dollars in thousands, except per share data)
Performance Ratios:
Return on assets	0.63%	0.80%	1.21%	0.76%	0.88%
Return on equity	5.50	6.73	9.86	5.94	5.55
Dividend payout ratio	45.45	33.65	21.53	32.93	32.02
Equity-to-assets	11.26	11.65	12.28	11.79	13.31
Tangible equity ratio (1)	11.15	11.53	12.13	11.63	13.31
Net interest margin	3.15	3.19	3.56	3.60	3.60
Average interest-earning assets to average interest-bearing liabilities	115.62	113.44	114.28	114.07	117.11
Efficiency ratio	72.39	70.66	66.88	67.31	62.27
Noninterest expense as a percent of average total assets	2.39	2.35	2.40	2.42	2.27
Book value per common share	$16.05	$15.25	$14.35	$13.27	$12.63
Tangible book value per share (1)	15.88	15.07	14.17	13.07	12.63

Capital Ratios: (2)
Tier 1 leverage ratio	10.29%	10.27%	10.37%	10.20%	11.17%
Common equity tier 1 capital ratio	14.32	13.13	13.43	12.52	14.38
Tier 1 capital ratio	14.32	13.13	13.43	12.52	14.38
Total capital ratio	15.57	14.38	14.68	13.77	15.63

Asset Quality Ratios:
Nonperforming loans as a percent of total loans, net of undisbursed funds	0.19%	0.01%	0.07%	0.02%	0.10%
Nonperforming assets as a percent of total assets	0.18	0.04	0.10	0.05	0.31
ALLL as a percent of total loans, net of undisbursed funds	1.36	1.18	1.29	1.28	1.32
Net charge-offs (recoveries) to average loans receivable, net	(0.00)	(0.02)	(0.45)	(0.27)	(0.02)

Allowance for Loan Losses:
ALLL, beginning of the year	$13,218	$13,347	$12,882	$10,951	$9,463
Provision (recapture of provision)	1,900	(300)	(4,000)	(400)	1,300
Charge-offs	(2)	-	-	-	(83)
Recoveries	58	171	4,465	2,331	271
ALLL, end of the year	$15,174	$13,218	$13,347	$12,882	$10,951
(1) Tangible equity ratio and tangible book value per share are non-GAAP financial measures. Refer to Non-GAAP Financial Measures at the end of this press release for a reconciliation to the nearest GAAP equivalents.
(2) Capital ratios are for First Financial Northwest Bank only.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Key Financial Measures (continued)
(Unaudited)

	At or For the Year Ended December 31,
	2020	2019	2018	2017	2016
	(Dollars in thousands)
Yields and Costs:
Yield on loans	4.69%	5.15%	5.13%	4.96%	4.99%
Yield on investments available-for-sale	2.42	3.11	2.92	2.61	2.31
Yield on investments held-to-maturity	0.99	0.00	0.00	0.00	0.00
Yield on interest-earning deposits	0.21	2.15	1.74	1.07	0.52
Yield on FHLB stock	4.85	5.42	5.24	3.32	2.62
Yield on interest-earning assets	4.36%	4.88%	4.83%	4.57%	4.39%

Cost of deposits	1.42%	1.90%	1.35%	1.04%	0.94%
Cost of borrowings	1.31	2.09	1.92	1.30	0.86
Cost of interest-bearing liabilities	1.41%	1.92%	1.46%	1.10%	0.92%

Cost of total deposits	1.32%	1.81%	1.28%	0.99%	0.90%
Cost of funds	1.32	1.84	1.39	1.05	0.89

Average Balances:
Loans	$1,120,889	$1,061,367	$995,810	$878,449	$765,948
Investments available-for-sale	131,272	139,354	141,100	134,105	132,372
Investments held-to-maturity	2,312	-	-	-	-
Interest-earning deposits	25,108	13,634	11,628	22,194	45,125
FHLB stock	6,600	6,684	8,748	8,914	7,714
Total interest-earning assets	$1,286,181	$1,221,039	$1,157,286	$1,043,662	$951,159

Deposits	$987,069	$946,484	$828,965	$722,666	$648,324
Borrowings	125,392	129,899	183,667	192,227	163,893
Total interest-bearing liabilities	1,112,461	1,076,383	1,012,632	914,893	812,217
Noninterest-bearing deposits	75,388	48,434	49,461	39,127	27,596
Total deposits and borrowings	$1,187,849	$1,124,817	$1,062,093	$954,020	$839,813

Average assets	$1,361,604	$1,294,164	$1,227,396	$1,108,656	$1,010,243
Average stockholders' equity	155,587	154,092	151,145	142,647	160,192

Non-GAAP Financial Measures

In addition to financial results presented in accordance with generally accepted accounting principles utilized in the United States ("GAAP"), this earnings release contains non-GAAP financial measures that include: pre-tax, pre-provision income; tangible assets; tangible book value per share; tangible equity to tangible assets ratio; and ALLL as a percent of total loans excluding PPP loans. The Company believes that these non-GAAP financial measures and ratios as presented are useful for both investors and management to understand the effects of certain items and provides an alternative view of the Company’s performance over time and in comparison to the Company’s competitors.

Non-GAAP financial measures have limitations, are not required to be uniformly applied and are not audited. They should not be considered in isolation and are not a substitute for other measures in this earnings release that are presented in accordance with GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

The following tables provide a reconciliation between the GAAP and non-GAAP measures:

	Quarter Ended
	Dec 31, 2020	Sep 30, 2020	Jun 30, 2020	Mar 31, 2020	Dec 31, 2019
	(Dollars in thousands, except per share data)
Tangible equity to tangible assets and tangible book value per share:
Total stockholders' equity (GAAP)	$156,302	$154,778	$153,976	$153,092	$156,319
Less:
Goodwill	889	889	889	889	889
Core deposit intangible	824	860	896	932	968
Tangible equity (Non-GAAP)	$154,589	$153,029	$152,191	$151,271	$154,462

Total assets (GAAP)	1,387,669	1,365,469	1,418,355	1,331,213	1,341,885
Less:
Goodwill	889	889	889	889	889
Core deposit intangible	824	860	896	932	968
Tangible assets (Non-GAAP)	$1,385,956	$1,363,720	$1,416,570	$1,329,392	$1,340,028

Common shares outstanding at period end	9,736,875	9,911,607	10,048,961	10,184,411	10,252,953

Equity to assets ratio	11.26%	11.34%	10.86%	11.50%	11.65%
Tangible equity ratio	11.15	11.22	10.74	11.38	11.53
Book value per share	$16.05	$15.62	$15.32	$15.03	$15.25
Tangible book value per share	15.88	15.44	15.14	14.85	15.07

ALLL on loans to total loans receivable, excluding PPP loans:
Allowance for loan losses	$15,174	$14,568	$13,836	$13,530	$13,218

Total loans (GAAP)	$1,117,410	$1,150,481	$1,154,132	$1,105,959	$1,122,238
Less:
PPP loans	41,251	52,045	51,661	-	-
Total loans excluding PPP loans (Non-GAAP)	$1,076,159	$1,098,436	$1,102,471	1,105,959	1,122,238

ALLL as a percent of total loans	1.36%	1.27%	1.20%	1.22%	1.18%
ALLL as a percent of total loans excluding PPP loans	1.41%	1.33%	1.25	1.22	1.18

	Year Ended December 31,
	2020	2019	2018	2017	2016
	(Dollars in thousands, except per share data)

Pre-tax, pre-provision income:

Net income (GAAP)	$8,556	$10,369	$14,899	$8,479	$8,892
Plus:
Federal income tax provision	1,942	2,562	3,693	4,942	3,712
Provision (recapture of provision) for loan losses	1,900	(300)	(4,000)	(400)	1,300
Pre-tax, pre-provision income (Non-GAAP)	$12,398	$12,631	$14,592	$13,021	$13,904

Tangible equity to tangible assets and tangible book value per share:

Total stockholders' equity (GAAP)	$156,302	$156,319	$153,738	$142,634	$138,125
Less:
Goodwill	889	889	889	889	-
Core deposit intangible	824	968	1,116	1,266	-
Tangible equity (Non-GAAP)	$154,589	$154,462	$151,733	$140,479	$138,125

Total assets (GAAP)	1,387,669	1,341,885	1,252,424	1,210,229	1,037,584
Less:
Goodwill	889	889	889	889	-
Core deposit intangible	824	968	1,116	1,266	-
Tangible assets (Non-GAAP)	$1,385,956	$1,340,028	$1,250,419	$1,208,074	$1,037,584

Common shares outstanding at period end	9,736,875	10,252,953	10,710,656	10,748,437	10,938,251

Equity to assets ratio	11.26%	11.65%	12.28%	11.79%	13.31%
Tangible equity ratio	11.15	11.53	12.13	11.63	13.31
Book value per share	$16.05	$15.25	$14.35	$13.27	$12.63
Tangible book value per share	15.88	15.07	14.17	13.07	12.63

ALLL on loans to total loans receivable, excluding PPP loans:

Allowance for loan losses	$15,174	$13,218	$13,347	$12,882	$10,951

Total loans (GAAP)	$1,117,410	$1,122,238	$1,037,429	$1,002,694	$828,161
Less:
PPP loans	41,251	-	-	-	-
Total loans excluding PPP loans (Non-GAAP)	$1,076,159	$1,122,238	$1,037,429	$1,002,694	$828,161

ALLL as a percent of total loans	1.36%	1.18%	1.29%	1.28%	1.32%
ALLL as a percent of total loans excluding PPP loans	1.41%	1.18%	1.29	1.28	1.32